Exhibit 10.2

DEFERRED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated as of ___________, (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (“Company”), and you (“Director”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Non-Employee Director Equity Compensation Plan (the “Plan”). The parties hereby agree as follows:

1.	Grant of Units.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to you _______ Deferred Stock Units (“Units”). The Units comprising this award will be recorded in an unfunded Units account in your name maintained on the books of the Company (“Account”). Each Unit represents the right to receive one share of the Company’s $0.0001 par value Class A Common Stock (“Common Shares”) under the terms and conditions set forth below.

2.	Vesting.

The interest of the Director in the Units is fully vested on grant.

3.	Transfer Restrictions.

The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.

4.	Stockholder Rights.

Prior to the time that Director’s Units are settled and the Company has issued Common Shares relating to such Units, Director will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Units.

5.	Dividend Equivalents.

Until such time as the Units are released to the Director, the Company will pay the Director a cash amount equal to the number of Units granted hereunder times any per share dividend payment made to shareholders of the Company’s Common Shares as long as the Director continues to hold such Units on the dividend payment date. Such payments shall be made by the end of the year in which dividends are paid to shareholders.

6.	Changes in Stock.

In the event of any change in the number and kind of outstanding stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the number and terms of the Units credited to the Director’s Account as provided in the Plan.

7.	Form and Timing of Payment.

The Company shall pay on ___________, a number of Common Shares equal to the aggregate number of Units granted under this Agreement.

8.	Compliance with Law.

No Common Shares will be delivered to Director unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

9.	Taxes.

The Director shall be liable for any and all U.S. and foreign income and social taxes, including any required withholding taxes, arising out of this grant or the issuance of the Common Shares hereunder. The Company is authorized to deduct the amount of tax withholding from the amount payable to the Director upon settlement of the Units. The Company shall withhold from the total number of Common Shares the Director is to receive the value equal to the amount necessary to satisfy the applicable withholding requirements. In accordance with US federal income tax withholding requirements, the Company shall withhold on amounts payable to Directors who are considered U.S. nonresident aliens under Code Section 7701(b).

10.	Data Authorization.

Director acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company and its affiliates hold certain personal information about Director, including Director’s name, home address and telephone number, date of birth, social insurance number, remuneration, nationality, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in Director’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Director’s participation in the Plan, and the Company and/or its affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere, such as the United States. Director authorizes such third party recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Director’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Director’s behalf to a broker or other third party with whom Director may elect to deposit any shares of stock acquired pursuant to the Plan. This authorization is provided by Director solely in connection with and for the purposes of implementation, administration and management of the Plan. Director may, at any time, review Data, require any necessary amendments to it, inquire about the safety measures taken to protect the Data, or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Director’s ability to participate in the Plan.

11.	Section 409A.

The Company may at its sole discretion amend or replace the agreement to cause the agreement to comply with Code section 409A.

12.	Miscellaneous.

(a) All amounts credited to the Director’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Director’s interest in the Account shall make the Director only a general, unsecured creditor of the Company.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Director at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Head of Executive and Domestic Compensation.

(d) This Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By
	Name:	Michael Michl
	Title:	Chief Administrative Officer

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